Exhibit 10(xiii)

Archer-Daniels-Midland Company
2002 Incentive Compensation Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (the “Agreement”), is made and entered into as of [grant date] (the “Date of Grant”), by and between Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and «First_Name» «Last_Name», an employee of <<the Company>><<___________, a subsidiary of the Company>> (the “Grantee”).  This Agreement is pursuant to the terms of the Company’s 2002 Incentive Compensation Plan, as amended (the “Plan”).  The applicable terms of the Plan are incorporated herein by reference, including the definitions of capitalized terms contained in the Plan.

Section 1.                      Restricted Stock Unit Award.  The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an Award of «ResAmount» Restricted Stock Units, each such Restricted Stock Unit representing the right to receive one share of the Company’s common stock.

Section 2.                      Rights of Grantee.

(a)           No Shareholder Rights.  The Restricted Stock Units granted pursuant to this Award do not entitle Grantee to any rights of a shareholder of the Company’s common stock.  The Grantee’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times by the Grantee until satisfaction of the vesting conditions set forth in Section 3 hereof.

(b)           Restrictions on Transfer.  The Grantee shall not be entitled to transfer, sell, pledge, alienate, hypothecate or assign the Restricted Stock Units or this Award, except that in the event of the Grantee’s death, the Grantee’s estate shall be entitled to the Shares represented by the Restricted Stock Units.  Any attempt to otherwise transfer the Restricted Stock Units or this Award shall be void.  All rights with respect to the Restricted Stock Units and this Award shall be available only to the Grantee during his lifetime, and thereafter to the Grantee’s estate.

(c)           Dividend Equivalents.  As of each date that the Company pays a cash dividend to the holders of its common stock generally, the Company shall pay the Grantee an amount equal to the per share cash dividend paid by the Company on its common stock on that date multiplied by the number of Restricted Stock Units credited to Grantee under this Award as of the related dividend payment record date.  No such dividend equivalent payment shall be made with respect to any Restricted Stock Units which, as of such record date, have either been settled as provided in Section 4 or forfeited pursuant to Sections 5 or 6.  Any such payment shall be made as soon as practicable after the related dividend payment date, but no later than the later of (i) the end of the calendar year in which the dividend payment date occurs, or (ii) the 15th day of the third calendar month after the dividend payment date.

Section 3.                      Vesting.  Subject to the provisions of Sections 5 and 6 hereof, the Grantee’s right to receive Shares pursuant to this Award shall vest in full on the earliest to occur of the following (the “Vesting Date”):

(i)           [vesting date],

(ii)	a Change in Control of the Company (as defined in Appendix A hereto), or

(iii)	the death of Grantee.

Section 4.                      Settlement of Restricted Stock Units.  After any Restricted Stock Units vest pursuant to Section 3, the Company shall cause to be issued to the Grantee, or to the Grantee’s estate in the event of Grantee’s death, one share of its common stock in payment and settlement of each vested Restricted Stock Unit.  Such issuance shall occur on or before the later of (i) the end of the calendar year in which the Vesting Date occurs, or (ii) the 15th day of the third calendar month after the Vesting Date, and the Grantee shall have no power to affect the timing of such issuance.  Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 7, and shall be in complete satisfaction of such vested Restricted Stock Units.  If the Restricted Stock Units that vest include a fractional Restricted Stock Unit, the Company shall round the number of vested Restricted Stock Units to the nearest whole unit prior to issuance of Shares as provided herein.  If the ownership of or issuance of Shares to the Grantee as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, the Grantee or his legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the Vesting Date) of the Shares otherwise issuable to Grantee, net of any amount required to satisfy withholding tax obligations as provided in Section 7.

Section 5.                      Effect of Termination of Service.  If the Grantee ceases to be an Employee prior to the Vesting Date other than as a result of the Grantee’s death, Retirement or Disability, the Grantee shall forfeit the Restricted Stock Units.  If such termination of service is a result of Grantee’s death, then the Grantee’s right to receive Shares shall fully vest and the Company shall settle such Restricted Stock Units pursuant to Section 4 hereof.  If such termination of service is a result of Grantee’s Retirement or Disability, then subject to the forfeiture conditions of Section 6, Grantee’s right to receive Shares pursuant to this Award shall continue to vest in accordance with Section 3.

Section 6.                      Forfeiture Conditions.  Notwithstanding the foregoing, in the event of termination of service for “cause” (as defined below), the breach of any non-competition or confidentiality restrictions applicable to the Grantee, or the Grantee’s participation in an activity that is deemed by the Company to be detrimental to the Company (including, without limitation, criminal activity or accepting employment with a competitor of the Company), (i) the Grantee’s right to receive an award of Restricted Stock Units or an issuance of Shares in settlement of Restricted Stock Units shall immediately terminate, (ii) any unvested Restricted Stock Units held by the Grantee shall be forfeited, and (iii) if Shares have been issued (or the cash value thereof paid) after the Vesting Date, then either (A) the Shares so issued shall be forfeited and returned to the Company, or (B) the Grantee shall be required to pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the Vesting Date.

For purposes hereof, “cause” shall have the meaning specified in such Grantee’s employment agreement with the Company, or, in the case of a Grantee who is not employed pursuant to an employment agreement, “cause” shall mean any of the following acts by the Grantee:  (i) embezzlement or misappropriation of corporate funds, (ii) any acts resulting in a conviction for, or plea of guilty or nolo contendere to, a charge of commission of a felony, (iii) misconduct resulting in injury to the Company or any subsidiary, (iv) activities harmful to the reputation of the Company or any subsidiary, (v) a violation of Company or subsidiary operating guidelines or policies, (vi) willful refusal to perform, or substantial disregard of, the duties properly assigned to the Grantee, or (vi) a violation of any contractual, statutory or common law duty of loyalty to the Company or any subsidiary.

Section 7.                       Withholding of Taxes.  Prior to any event in connection with the Award (for example, vesting or payment) that the Company determines may result in any domestic or foreign tax withholding obligation, including any social security obligation, the Company (or the Subsidiary or Affiliate employing Grantee) shall have the right to withhold Shares equal in value to the amount of such tax withholding obligation.   The Company may permit the Grantee to arrange for the satisfaction of the minimum amount of such tax withholding obligation by payment of the estimated tax obligation to the Company (or the Subsidiary or Affiliate employing Grantee) to the fullest extent permitted by law.  Payment may be made by electronic transfer, check or authority to withhold from salary.  If such payment is not received in cleared funds within 2 days prior to the Vesting Date, the Company shall instruct the broker to sell such number of Shares as are equal in value to the tax withholding obligation, prior to the transfer of Shares to the Grantee.

Section 8.                      Securities Law Compliance.  No Shares shall be delivered upon the vesting of any Restricted Stock Units unless and until the Company and/or the Grantee shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws.  Any determination in this connection by the Committee shall be final, binding, and conclusive.  The Company reserves the right to legend any Share certificate or book entry, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations.

Section 9.                      Nature of the Award. The Grantee understands that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Company’s common stock, among other factors.  The Grantee further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if vesting conditions are not satisfied.

The Grantee also understands that (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the grant of an Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards even if Awards have been granted repeatedly in the past;  (iii) all decisions with respect to any future award will be at the sole discretion of the Company; (iv) his or her participation in the Plan is voluntary; (v) the value of this Award is an extraordinary item of compensation which is outside the scope of his or her employment contract with his or her actual employer, if any; (vi) this Award and past or future Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;  and (vii) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and he or she irrevocably releases the Company, and its subsidiaries from any such claim that may arise.

Section 10.                      Administration. The Grantee understands that the Company and its Subsidiaries and Affiliates hold certain personal information about the Grantee, including, but not limited to, information such as his or her name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number and details of all Awards or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in his or her favor (“Personal Data”).

The Grantee understands that in order for the Company to process the Grantee’s Award and maintain a record of Shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Company and among its Subsidiaries and Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law.  The Grantee further understands that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan.  The Grantee understands that such recipients may be located within the jurisdiction of residence of the Grantee, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions.  The Grantee understands that the employees of the Company, its Subsidiaries and Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan.  By accepting this Award, the Grantee consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of his or her Personal Data by or to such entities for such purposes and the Grantee accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Agreement is executed.  The Grantee confirms that if the Grantee has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, the Grantee has the consent of such third party to provide their Personal Data to the Company for the same purposes.

The Grantee understands that he or she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing.  As well, the Grantee may always elect to forgo participation in the Plan or any other award program.

Section 11.                      No Rights as Employee or Consultant.  Nothing in this Agreement or this Award shall confer upon the Grantee any right to continue as an Employee or consultant of the Company or any Subsidiary or Affiliate, or to interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s service at any time.

Section 12.                      Adjustments.  If at any time while this Award is outstanding, the number of outstanding Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.2 of the Plan, the number of Restricted Stock Units and the number and kind of securities that may be issued in respect of such Units shall be adjusted in accordance with the provisions of the Plan.

Section 13.                      Notices.  Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company at the Company’s office at 4666 Faries Parkway, Decatur, Illinois 62526, or at such other address as the Company may designate by notice to the Grantee.  Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 14.                      Construction.  The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.

Section 15.                      Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.
[Missing Graphic Reference]

Archer-Daniels-Midland Company

BY: /s/ P.A. Woertz
P.A. Woertz
President & Chief Executive Officer

GRANTEE

BY:

APPENDIX A
Definition of Change in Control

For purposes of this Agreement, a "Change in Control" of the Company shall mean:

                                (i)           the acquisition, during any twelve (12) consecutive month period that ends subsequent to the Date of Grant, by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of ownership (determined taking into account the ownership attribution rules of Section 318(a) of the Code) of stock of the Company possessing thirty percent (30%) or more of the combined voting power of the then outstanding stock of the Company; provided that, (A) any stock of the Company owned by the Person prior to the start of the applicable twelve (12) consecutive month period shall not be counted toward the thirty percent (30%) threshold specified above, and (B) an acquisition shall not be counted if (i) prior to the acquisition, the Person owns stock of the Company possessing more than fifty percent (50%) of the combined voting power of the then outstanding stock of the Company, or stock of the Company that constitutes more than fifty percent (50%) of the fair market value of the outstanding stock of the Company; (ii) the acquisition occurs after the Person has satisfied the thirty percent (30%) threshold specified above, (iii) the acquisition is made directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (iv) the acquisition is by the Company, or (v) the acquisition is by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

(ii)           the replacement, during any twelve (12) consecutive month period that ends subsequent to the Date of Grant, of a majority of the members of the Board of the Company with members whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(iii)           the consummation of a merger, consolidation, reorganization or similar corporate transaction involving the Company which, subsequent to the Date of Grant, has been approved by the stockholders of the Company, other than a merger, consolidation, or reorganization where the stockholders of the Company immediately before the transaction continue to own stock of the Company (or other surviving entity) after the transaction possessing at least fifty percent (50%) of the combined voting power of the then outstanding stock of the Company (or other surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

                              (iv)           the sale, during any twelve (12) consecutive month period that ends subsequent to the Date of Grant, to any Person of assets of the Company with a gross fair market value equal to more than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to the sale (or the first such sale);

provided in each case that the transaction or transactions constitutes a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as determined under Section 409A of the Code.